EXHIBIT 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form S-1 on Form S-3 of our reports dated February 14, 2003 relating to the consolidated financial statements as of December 31, 2002 and for each of the two years in the period December 31, 2002 and related financial statement schedule, which appears in Fiberstars, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2003. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Jose, California
September 8, 2004